Exhibit 10.1

SMARTFINANCIAL, INC.
STOCK APPRECIATION RIGHTS AGREEMENT

This Stock Appreciation Rights Agreement (this “Agreement”) is made and entered into as of [DATE], 2017 by and between SmartFinancial, Inc., (the “Company”) and [NAME] (the “Grantee”).
Grant Date:             [DATE]
Number of SARs:         [NUMBER]
Exercise Price per SAR:     $[PRICE]
Expiration Date:         [DATE]

1.Grant of Stock Appreciation Rights.
1.1.    Grant. The Company hereby grants to the Grantee an aggregate of [NUMBER] cash-settled stock appreciation rights (the “SARs”) with respect to the common stock, par value $1.00 per share, of the Company (the “Common Stock”). Each SAR entitles the Grantee to receive, upon exercise, an amount in cash equal to the excess of (a) the fair market value of a share of Common Stock on the date of exercise, over (b) the Exercise Price (the “Appreciation Value”). As used herein, “fair market value” means the closing price of a share of Common Stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination. In the absence of an established market for the Common Stock, the fair market value shall be determined in good faith by the compensation committee of the Company’s board of directors (the “Compensation Committee”) and such determination shall be conclusive and binding on all persons.
1.2.    Consideration; Subject to Plan. The grant of the SARs is made in consideration of the services to be rendered by the Grantee to the Company.
1.3.    No Stock Rights. The SAR granted pursuant to this Agreement may be exercised solely for cash. The cash-settled SAR granted hereunder provides no rights to any class or series of equity of the Company.
2.Vesting and Expiration.
2.1.    Vesting Schedule. The SARs will fully vest and become exercisable on the third anniversary of the Grant Date. Except as otherwise provided in this Agreement, the unvested SARs will not be exercisable on or after the Grantee’s termination of service as an employee of the Company or any affiliate or subsidiary of the Company.
2.2.    Expiration. The SARs will expire on December 31, 2020 (the “Expiration Date”).
3.Termination of Continuous Service.
3.1.    Termination for Reasons Other Than Cause, Death, Disability. If the Grantee’s employment is terminated for any reason other than Cause (as defined below), death or Disability (as defined below), the Grantee may exercise the vested SARs, but only within such period of time ending on the earlier of (a) the date three months following the termination of the Grantee’s employment or (b) the Expiration Date.
3.2.    Termination for Cause.
(a)    If the Grantee’s Continuous Service is terminated by the Company for Cause, the SARs (whether vested or unvested) shall immediately terminate and cease to be exercisable.
(b)    As used herein, the term “Cause” shall mean:
(i)    If the Grantee is a party to an employment or service agreement with the Company or its affiliates and such agreement provides for a definition of Cause, the definition contained therein; or
(ii)    If no such agreement exists, or if such agreement does not define Cause, then: (A) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or its affiliates; (B) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its affiliates; (C) gross negligence or willful misconduct with respect to the Company or its affiliates; or (D) material violation of state or federal securities laws. The Compensation Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether the Grantee has been discharged for Cause.
3.3.    Termination due to Disability.
(a)    If the Grantee’s employment terminates as a result of the Grantee’s Disability, the Grantee may exercise the vested SARs, but only within such period of time ending on the earlier of (a) the date 12 months following the Grantee’s termination of employment or (b) the Expiration Date.
(b)    As used herein, the term “Disability” shall mean the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
3.4.    Termination due to Death. If the Grantee’s employment terminates as a result of the Grantee’s death, the vested SARs may be exercised by the Grantee’s estate, by a person who acquired the right to exercise the SARs by bequest or inheritance or by the person designated to exercise the SARs upon the Grantee’s death, but only within the time period ending on the earlier of (a) the date 12 months following the Grantee’s death or (b) the Expiration Date.
4.Manner of Exercise.
4.1.    When to Exercise. Except as otherwise provided in this Agreement, the Grantee (or in the case of exercise after the Grantee’s death or incapacity, the Grantee’s executor, administrator, heir or legatee, as the case may be) may exercise his or her vested SARs, in whole or in part, at any time after vesting and until the Expiration Date or earlier termination pursuant to Section 3 hereof, by following the procedures set forth in this Section 4. If partially exercised, the Grantee may exercise the remaining unexercised portion of the SARs at any time after vesting and until the Expiration Date or earlier termination pursuant to Section 3 hereof. No SARs shall be exercisable after the Expiration Date.
4.2.    Election to Exercise. To exercise the SARs, the Grantee (or in the case of exercise after the Grantee’s death or incapacity, the Grantee’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company a written notice (or notice through another previously approved method, which could include a web-based or e-mail system) to the [Chief Financial Officer] of the Company which sets forth the number of SARs being exercised, together with any additional documents the Company may require. Each such notice must satisfy whatever then-current procedures apply to the SARs and must contain such representations as the Company requires.
4.3.    Date of Exercise. The SARs shall be deemed to be exercised on the business day that the Company receives a fully executed exercise notice. If the notice is received after business hours on such date, then the SAR shall be deemed to be exercised on the business date immediately following the business date such notice is received by the Company.
5.Withholding. Prior to the payment of the Appreciation Value in connection with the exercise of the SARs, the Grantee must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state, and local withholding obligations of the Company.
6.Form of Payment. Upon the exercise of all or a portion of the SARs, the Grantee shall be entitled to a cash payment equal to the Appreciation Value of the SARs being exercised, less any amounts withheld pursuant to Section 5.
7.Section 409A; No Deferral of Compensation. This Agreement is not intended to provide for the deferral of compensation within the meaning of Section 409A of the Internal Revenue Code (the “Code”). The Company reserves the right to unilaterally amend or modify this Agreement, to the extent the Company considers it necessary or advisable, in its sole discretion, to comply with, or to ensure that the SARs granted hereunder are not subject to, Section 409A of the Code.
8.No Right to Continued Employment. This Agreement shall not confer upon the Grantee any right to be retained in any position, as an employee, consultant or director of the Company. Further, nothing in this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s employment at any time, with or without Cause.
9.Transferability. The SARs are not transferable by the Grantee other than to a designated beneficiary upon the Grantee’s death or by will or the laws of descent and distribution, and are exercisable during the Grantee’s lifetime only by him or her. No assignment or transfer of the SARs, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary upon death by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the SARs will terminate and become of no further effect.
10.Change in Control.
10.1.    Effect on SARs. In the event of a Change in Control (as defined below), notwithstanding any provision to the contrary, the SARs shall become immediately vested and exercisable.
10.2.    Cash-out. In the event of a Change in Control, the Compensation Committee may, in its discretion, cancel the SARs and pay to the Grantee the Appreciation Value of the SARs based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event. Notwithstanding the foregoing, if at the time of a Change in Control the Exercise Price of the SAR equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the board of directors may cancel the SAR without the payment of consideration therefor.
10.3.    “Change in Control” Defined. As used herein, “Change in Control” shall mean: (a) a change in the ownership of the Company within the meaning of Treasury Regulations § 1.409A-3(i)(5)(v); (b) a change in the effective control of the Company within the meaning of Treasury Regulations § 1.409A-3(i)(5)(vi); or (c) a change in the ownership of a substantial portion of the Company's assets within the meaning of Treasury Regulations § 1.409A-3(i)(5)(vii), substituting 80% for 40% under Treasury Regulations § 1.409A-3(i)(5)(vii)(A).
11.Tax Liability and Withholding. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or exercise of the SARs and (b) does not commit to structure the SARs to reduce or eliminate the Grantee’s liability for Tax-Related Items.
12.Compliance with Law. The exercise of the SARs shall be subject to compliance by the Company and the Grantee with all Applicable Laws, including the requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. The Grantee may not exercise the SARs if such exercise would violate any applicable Federal or state securities laws or other laws or regulations.
13.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Financial Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
14.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Tennessee without regard to conflict of law principles.
15.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the SARs may be transferred by will or the laws of descent or distribution.
16.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.
17.Discretionary Nature of Plan. The grant of the SARs in this Agreement does not create any contractual right or other right to receive any SARs or other awards in the future. Future awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Agreement shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.
18.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the SAR, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.
19.No Impact on Other Benefits. The value of the Grantee’s SARs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
20.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
21.Acceptance. The Grantee hereby acknowledges receipt this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon exercise of the SARs and that the Grantee should consult a tax advisor prior to such exercise.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SMARTFINANCIAL, INC.                    GRANTEE

________________________________                ________________________________
William Y. Carroll, Jr.                        [NAME]
President and Chief Executive Officer

1